Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Sparton Corporation
Jackson, Michigan
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated September 12, 2008, relating to the consolidated financial statements and schedule of Sparton Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008, and our report dated December 22, 2008 relating to the financial statements and supplemental schedule of Sparton Corporation 401(k) Plan (the Plan) appearing in the Annual Report of the Plan on Form 11-K for the year ended June 30, 2008.
/s/ BDO Seidman, LLP
Grand Rapids, Michigan
December 22, 2008